Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

APPTECH PAYMENTS CORP.,

as the Purchaser,

ALLIANCE PARTNERS, LLC

as the Company,

and

Chris Leyva,

as the Seller,

Dated as of OCTOBER 13, 2023

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of October 13, 2023 (the “Agreement”), by and among (i) APPTECH PAYMENTS CORP., a Delaware corporation (the “Purchaser”), (ii) ALLIANCE PARTNERS, LLC, a Nevada limited liability company (the “Company”), and (iii) CHRIS LEYVA (the “Seller”; Seller, Company and the Purchaser, collectively the “Parties” and each, a “Party”).

BACKGROUND

WHEREAS, Seller is the sole member of the Company and Seller is the record and beneficial owner of all of the issued and outstanding membership interests of the Company (the “Interests”);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Interests of the Company (the “Purchased Interests”) upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, certain terms used in this Agreement are defined in Annex A.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
SALE AND PURCHASE OF EQUITY

1.1              Sale and Purchase of Interests. Upon the terms and subject to the conditions contained herein, on the Closing Date, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Purchased Interests, free and clear of all Liens, in exchange for the aggregate consideration to Seller set forth in this Agreement, as adjusted pursuant to Article II, such that, immediately after the consummation of the transactions contemplated by this Section 1.1, the Company shall be a wholly owned subsidiary of Purchaser.

Article II
CONSIDERATION

2.1              Consideration. The total consideration to be paid by the Purchaser for the Purchased Interests shall be (a) an amount in cash equal to Two Million Dollars ($2,000,000.00) (the “Cash Purchase Price”), and (b) the assumption by the Purchaser of the obligations and liabilities of the Company (the "Assumed Liabilities").

2.2              Payments following Closing. The Cash Purchase Price shall be paid as follows, without setoff or deduction, by wire transfer of immediately available Untied States funds into an account or accounts designated by Seller:

(a)               On the Closing Date, Five Hundred Thousand Dollars ($500,000);

(b)               On or before January 7, 2024, Seven Hundred Fifty Thousand Dollars ($750,000); and

(c)               On or before April 7, 2024, Seven Hundred Fifty Thousand Dollars ($750,000).

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Upon delivery of all payments of the Cash Purchase Price by the Purchaser in accordance with this Section 2.2, the Purchaser’s obligations to pay the Cash Purchase Price shall be deemed satisfied and discharged. The Purchaser shall pay or cause the Company to pay all of the Assumed Liabilities when due. Prior to Closing, the Company may transfer to any Affiliate any of its intellectual property unrelated to the Business.

2.3              Security Agreement. To secure the payment of the Cash Purchase Price, the Purchaser and the Company shall grant to the Seller a security interest in the Purchased Interests and a security interest in all assets of the Company pursuant to a pledge and security agreement in form and substance acceptable to the Seller (the "Security Agreement"). If any portion of the Cash Purchase Price is not timely paid, the Purchaser shall assign the Purchased Interests to the Seller on demand and the Seller shall be released of all noncompete and confidentiality obligations under this Agreement and any related documents.

Article III
CLOSING AND TERMINATION

3.1              Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (or waiver in writing by the Party entitled to waive such conditions), the closing of the sale and purchase of the Interests (the “Closing”) shall take place by simultaneous transmission of signature pages via electronic mail on the second (2nd) Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”. The Closing shall be deemed to have occurred at 12:01 AM (Central Time) on the Closing Date.

3.2              Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)               by mutual written consent of the Seller and the Purchaser;

(b)               by Seller’s written notice to Purchaser at any time prior to the Closing if: (i) Purchaser has breached any covenant, representation or warranty in any material respect contained in this Agreement and such breach has not been cured within thirty (30) days following the delivery of notice of such breach to the Purchaser (so long as neither the Seller nor the Company is then in material breach of any covenant, representation or warranty contained in this Agreement); or (ii) the Closing shall not have occurred on or before October 31, 2023 (the “Expiration Date”), by reason of the failure of any condition precedent under Section 8.2 (unless the failure results primarily from Seller’s breach of any representation, warranty or covenant contained in this Agreement);

(c)               by Purchaser’s written notice to Seller at any time prior to the Closing if: (i) Seller has breached any covenant, representation or warranty in any material respect contained in this Agreement and such breach has not been cured within thirty (30) days following the delivery of notice of such breach to the Seller (so long as Purchaser is not then in material breach of any covenant, representation or warranty contained in this Agreement); or (ii) the Closing shall not have occurred on or before the Expiration Date, by reason of the failure of any condition precedent under Section 8.1 (unless the failure results primarily from Purchaser’s breach of any representation, warranty or covenant contained in this Agreement); or

(d)               by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall use commercially reasonable efforts to appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the provisions of this Section 3.2(d) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such action or to have such action vacated or made inapplicable to the transactions contemplated herein.

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3.3              Procedure Upon Termination; Effect of Termination.

(a)               In the event of the valid termination of this Agreement pursuant to Section 3.2, written notice thereof shall forthwith be given to the non-terminating Party(ies), and this Agreement shall terminate, and the purchase of the Interests hereunder shall be abandoned, without further action by the any Party.

(b)               In the event that this Agreement is validly terminated in accordance with Section 3.2, then the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the parties; provided that no such termination shall relieve any Party from liability for any willful breach prior to the valid termination of this Agreement and, provided, further, that the obligations of the parties set forth in Section 7.5 (Publicity) and Article XI (MISCELLANEOUS) shall survive any such termination and shall be enforceable hereunder.

3.4              Closing Deliveries.

(a)               Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i)                 at the Closing, an executed assignment of the Purchased Interests in form and substance reasonably satisfactory to the Purchaser;

(ii)              at the Closing, a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying the conditions referred to in Sections 8.1(a) through 8.1(c);

(iii)            at the Closing, a certificate of the Secretary of the Company certifying as to (a) the incumbency of any officer or representative executing any Company Document; (b) the resolutions of the governing body approving the transactions contemplated by the Company Documents; (c) correct and complete copies of the Company’s Organizational Documents, as then in effect; and (d) good standing certificate(s) of the Company, from the applicable authority(ies), dated within ten (10) days prior to the Closing Date, reflecting the Company’s good standing in each jurisdiction in which the Company is required to be duly qualified;

(iv)             at the Closing, the written resignations of managers, directors and officers (or similar governing individuals) of the Company;

(v)               at the Closing, evidence in form and substance reasonably satisfactory to the Purchaser and its counsel that all mortgages, security interests, collateral assignments and other Liens (other than Permitted Exceptions) on any of the properties or assets of the Company shall have been released, discharged and terminated;

(vi)             at the Closing, copies of executed consents or waivers executed by any Governmental Body, customer, supplier or other third party, in each case as set forth on Schedule 3.4(a)(vi);

(vii)          at the Closing, executed counterpart signature pages of the Seller, Blake Collins and Chris Grant to employment agreements between the Purchaser and each of them in form and substance acceptable to the parties thereto;

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(viii)        at the Closing, any other deliverable contemplated by Section 8.1; and

(ix)             at the Closing, in a form reasonably satisfactory to Purchaser and its counsel, an assignment of intellectual property created and developed by a third party on work for hire basis confirming the Company’s ownership of the Finzeo software developed by such third party.

(b)               At the Closing, Purchaser shall deliver, or cause to be delivered to Seller, the following:

(i)                 a certificate signed by an authorized officer of the Purchaser, dated as of the Closing Date, certifying the conditions referred to in Sections 8.2(a) and 8.2(b);

(ii)              $500,000 of the Cash Purchase Price;

(iii)            Executed signature pages of the Purchaser to each of the Employment Agreements; and

(iv)             any other deliverable contemplated by Section 8.2.

(c)               The parties acknowledge that certain agreements and other deliverables have not been completed as of the date this Agreement is signed. The preparation, negotiation and execution of such documents are conditions to Closing.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth in the disclosure schedules attached hereto the Seller represents as of the date hereof, and as of the Closing Date, as follows (provided that Seller may, without liability, update any disclosure schedules prior to Closing whereupon the Purchaser may elect to accept such update or to terminate this Agreement):

4.1              Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite company power and authority to conduct its business as now conducted and to own and operate its assets as now owned and operated by it. The Company is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification or authorization (which jurisdictions are set forth on Schedule 4.1), except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. True, correct and complete copies of the Organizational Documents of the Company, as currently in effect, have been delivered to the Purchaser. Except for "Finzeo" and as set forth on Schedule 4.1, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious names, assumed name, trade name or other name.

4.2              Authorization of Agreement. The Company has requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (collectively with this Agreement, the “Company Documents”), and to consummate the transactions and perform its obligations as contemplated thereby. The execution, delivery and performance of the Company Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite limited liability company action on the part of the Company. This Agreement has been, and each of the other Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and that each of the other Company Documents will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

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4.3              Conflicts; Consents of Third Parties.

(a)               None of the execution, delivery or performance by the Company of the Company Documents, the consummation of the transactions contemplated thereby, or compliance by the Company with any of the provisions thereof will: (i) cause the Company to violate or breach any Law or Order; (ii) conflict with or result in a violation of the Organizational Documents of the Company; (iii) except with respect to requested consents to assignment that have not been obtained and as set forth on Schedule 4.3(a), materially conflict with or result in a breach or termination of any of the terms, conditions or provisions of, or constitute a material default under, accelerate any obligations arising under, trigger any payment under, require any Consent under or notice under, result in the creation of any Lien pursuant to, or otherwise materially and adversely affect, any Contract to which the Company is a party or by which its assets may be bound; or (iv) require the Company to make a payment or provide other compensation to any officer, director, employee, consultant or agent.

(b)               Except as set forth on Schedule 4.3(b), no Order, Permit or Consent of, any Person or Governmental Body is required on the part of the Seller in connection with the Company’s execution and delivery of the Company Documents or the compliance by the Company with any of the provisions thereof, or the consummation of the transactions contemplated thereby.

4.4              Capitalization.

(a)               The Interests constitute all of the issued and outstanding equity of the Company, free and clear of all Liens. All of the Interests are duly authorized for issuance and are validly issued, fully paid and non-assessable and to Seller's Knowledge, were issued in compliance with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), any applicable state “blue sky” or securities law and any other applicable Law. No Interests were issued or will be transferred under this Agreement in violation of any preemptive, preferential or similar rights of any Person. The assignment to Purchaser of the Purchased Interests pursuant to this Agreement will vest in the Purchaser, good and valid title to all of the membership interests of the Company, free and clear of all Liens.

(b)               Except as set forth on Schedule 4.4(b), there are not any authorized or outstanding: (i) options, warrants, calls rights of first refusal or other rights of any character to acquire equity or debt interests from the Company, or any phantom interests, limited liability company interest appreciation rights or any other rights intended to provide an economic return based on changes in the value of any debt or equity securities of the Company; (ii) authorized or outstanding equity or debt securities of the Company convertible into or exchangeable for equity or debt securities of the Company; or (iii) rights or options pursuant to which the Company is required to or has the right to redeem, purchase or otherwise reacquire any equity securities, or other instrument convertible or exercisable into equity securities, of the Company. The Company is not party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Interests.

4.5              Subsidiaries. The Company does not own or have any interest in any shares, equity or debt securities or other ownership interest in any other Person and is not obligated to make any investment in or capital contribution to any other Person. The Company is not a party to any Contract to acquire any shares, securities or other ownership interest in, or any other securities convertible or exchangeable into or exercisable for capital stock of or any ownership interest in, any Person.

4.6              Financial Statements; Books and Records; Accounts Receivable; Inventory.

(a)               Schedule 4.6(a) sets forth true and complete copies of: (i) the balance sheets of the Company for the fiscal years ended December 31, 2021 and December 31, 2022 and the related profit and loss statement and statement of cash flows (the “Annual Financial Statements”); and (ii) the balance sheet of the Company at September 30, 2023, and the related statement of income for the nine-month (9-month) period then ended (the “Interim Financial Statements”, and collectively with the Annual Financial Statements, the “Financial Statements”).

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(b)               The Financial Statements: (i) fairly present in all material respects the financial position, results of operations and cash flow of the Company as at the dates and for the periods indicated therein, (ii) are correct and complete in all material respects, and (iii) are consistent with the books and records of the Company maintained in the ordinary course of business; provided, that the Interim Financial Statements are subject to normal and recurring year-end adjustments (which would not be material in nature or amount, individually or in the aggregate). The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to present accurately and fairly in all material respects the financial condition of the Company.

4.7              No Undisclosed Liabilities.

To Seller's knowledge, the Company does not have any Liabilities which, under GAAP, should be accrued or disclosed on a balance sheet of the Company, other than: (i) accounts payable and accrued expenses incurred in the ordinary course of business consistent or disclosed to the Purchaser (none of which is a Liability resulting from breach of Contract, breach of warranty, tort, infringement, or misappropriation), (ii) executory obligations or liabilities under Contracts (but not including any Liabilities or obligations arising out of any breach of Contract), (iii) Liabilities incurred in connection with the transactions contemplated hereby, all of which are Company Expenses, and (iv) Liabilities set forth on Schedule 4.7.

4.8              Absence of Certain Developments.

Since January 1, 2023, (i) the Company has conducted its business in the ordinary course of business consistent with past practices; and (ii) there has not been any event, change, occurrence or circumstance that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except as contemplated by this Agreement or as set forth on Schedule 4.8, since the date of the Interim Financial Statements or as disclosed to the Purchaser, the Company has not:

(a)               incurred any Debt other than trade accounts payable accrued in the ordinary course of business consistent with past practice;

(b)               changed any accounting principles, methods or practices, or the manner in which it keeps its books and records, or its practices with regard to the booking of sales, receivables, payables or accrued expenses or materially altered its payment or collection practices;

(c)               (A) granted any severance, continuation or termination pay to any director, officer, partner or employee of the Company; (B) entered into any employment, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, partner or employee of the Company; (C) increased, amended, or changed compensation, bonus or other benefits payable or potentially payable to current or former directors, officers, partners or employees of the Company; (D) adopted any new or changed the terms of any existing bonus, pension, insurance, health or other benefit plan in which any employee of the Company participates; or (E) represented to any employee of the Company or former employee of the Company that the Company, the Purchaser or any other Person would continue to maintain or implement any benefit or would continue to employ such employee after the Closing Date;

(d)               suffered any damage, destruction or loss (whether or not covered by insurance) to any of its material properties (or a material amount of any properties) or material assets (or a material amount of any assets) or disposed of any material assets (or a material amount of any assets) other than inventory in the ordinary course of business consistent with past practices;

(e)               made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of the Interests or other equity interests;

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(f)                purchased, leased or otherwise acquired (whether by merger, consolidation, or other business combination, purchase of securities, purchase of assets or otherwise) any material portion of the business or assets of any other Person;

(g)               made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, settled any Legal Proceeding in respect of Taxes or entered into any Contract in respect of Taxes with any Governmental Body;

(h)               terminated or closed any facility, business or operation;

(i)                 cancelled, waived or compromised any Debt, right or claim having a value of more than $50,000 (individually) or an aggregate value in excess of $100,000;

(j)                 sold, assigned, transferred or granted any rights to any Intellectual Property, entered into any settlement regarding the breach or infringement of any Intellectual Property, or taken any action (or, to the Seller’s Knowledge, failed to take any action) that has resulted in, or would reasonably be likely to result in, the loss, lapse, abandonment, invalidity or enforceability of any of its Intellectual Property;

(k)               made any capital expenditures or capital additions or betterments in excess of an aggregate of $100,000;

(l)                 made any purchase commitment outside the ordinary course of business consistent with past practices, or made any advances to any Person, other than to employees in the ordinary course of business consistent with past practices; or

(m)             committed or agreed to do any of the foregoing.

4.9              Taxes. Except as set forth on the applicable subpart of Schedule 4.9, the Company has timely filed all Tax Returns and reports required to be filed by it, all of which were true, correct and complete in all material respects. All Taxes required to be paid by the Company have been fully and timely paid, whether or not shown on any such Tax Returns. There: (i) are no Liens as a result of any unpaid Taxes upon any of the assets of the Company; (ii) is no such Lien currently threatened or contemplated to be filed by any Taxing Authority; and (iii) is no reasonable basis for any such filing whether or not currently contemplated. The Company has set aside adequate reserves for all accrued but unpaid Taxes.

(a)               All Taxes required to be withheld or collected by the Company have been withheld or collected and have been (or will be) duly and timely paid in full to the proper Taxing Authority. All Persons performing services on behalf of the Company have been properly classified by the Company for purposes of Tax reporting and Tax withholding as required by applicable Law. The Company has complied in all material respects with Tax recordkeeping requirements.

(b)               No deficiencies for any Taxes have been proposed, asserted or assessed by any Taxing Authority against the Company that are still pending, and to Seller's Knowledge, no Tax Return of the Company is under current examination, audit or investigation by any Taxing Authority.

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4.10          Real Property. The Company does not own, and has never owned any real property. Schedule 4.10(a) sets forth the address of each parcel of real property from which the Company operates its business pursuant to a lease agreement (the “Leased Real Property”) and the leases with respect thereto (the “Real Property Leases”). The Leased Real Properties comprise all of the real property used in the Business.

4.11          Tangible Personal Property. Except as noted on Schedule 4.11: (i) all Tangible Assets owned or leased by the Company are in the possession of the Company, at one of the Leased Real Properties; (ii) such Tangible Assets are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the use to which they are put; and (iii) with respect to any Tangible Assets leased by the Company, such assets are in such condition as to permit the surrender thereof on the date hereof without any cost or expense for repair or restoration if the related leases were terminated on the date hereof in the ordinary course of business.

4.12          Intellectual Property.

(a)               Set forth on the applicable subpart of Schedule 4.12(a) is a list of all: (i) patents and applications therefor; (ii) registrations or applications for registration of trademarks, service marks, service names or trade names; (iii) material unregistered trademarks, service marks, service names or trade names; (iv) copyright registrations, applications for copyright registration and unregistered copyrights material to the operation of the Business; (v) domain names; and (vi) Software, in each case with respect to the foregoing clauses (i) through (v), owned or held by the Company (collectively, the “Listed Intellectual Property”). To the Knowledge of the Seller, each item of Listed Intellectual Property is in full force and effect and has not been adjudicated invalid or unenforceable. All necessary registration, maintenance and renewal fees in connection with such Listed Intellectual Property have been paid and all necessary documents and certificates in connection with such Listed Intellectual Property have been filed with the relevant Governmental Body for the purpose of perfecting or maintaining such Listed Intellectual Property. All Listed Intellectual Property is solely and exclusively owned by the Company free and clear of all Liens other than Permitted Exceptions. None of the Listed Intellectual Property is the subject of any challenge pending with any patent or trademark office or received by the Company in writing.

(b)               Set forth on Schedule 4.12(b) is a list of all Intellectual Property licensed to the Company or that is currently contemplated to be licensed by the Company (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements) (the “Inbound IP Licenses”). The Company has made available to the Purchaser true and complete copies of all Inbound IP Licenses. The Inbound IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company’s business as presently conducted. The Company has performed all obligations imposed on it in the IP Licenses, has made all payments required to date, and neither the Company nor, to the Knowledge of the Company, any other party thereto, is in breach or default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(c)               Except as set forth on Schedule 4.12(c), the Company does not have any licenses, sublicenses or other agreements or permissions under which the Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. The Company has made available to the Purchaser true and complete copies of all Outbound IP Licenses. The Company has performed all obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

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(d)               The current use of any Intellectual Property by the Company does not conflict with, infringe upon or violate any rights of any third party. Neither the Company nor any Seller has received in the past five (5) years any written, and to Seller’s Knowledge, oral, notice, charge, claim or other assertion of any present, impending (or to the Knowledge of Seller, threatened) infringement by, or misappropriation of, or conflict with any Intellectual Property of any other Person, in each case with respect to the operations of the Business. To the Knowledge of Seller, no third party is infringing any Intellectual Property used by the Company.

(e)               The Company has, and immediately following the Closing will have the right to use or license all Intellectual Property used or licensed in the conduct of the Business. The Company is not required to pay any royalties, honoraria, fees or other payments to any Person by reason of the use of any Intellectual Property.

(f)                Except as set forth in Schedule 4.12(f), no Persons other than salaried personnel have contributed to or participated in the conception and development of any Intellectual Property on behalf of the Company. All Persons who have contributed to or participated in the conception and development of any Intellectual Property on behalf of the Company: (i) have either: (A) been party to a “work-for-hire” arrangement or agreement with the Company that has accorded the Company full, effective, exclusive and original ownership of all Intellectual Property and tangible and intangible embodiments arising therefrom; or (B) executed appropriate instruments of assignment in favor of the Company as assignee that have presently conveyed to the Company full, effective and exclusive ownership of all Intellectual Property and tangible embodiments arising therefrom; and (ii) have executed non-disclosure agreements in favor of the Company restricting such Person from disclosing such Intellectual Property.

(g)               The Company has taken all actions common and customary in the industry in which it operates to maintain and protect the Company owned Intellectual Property, including the secrecy, confidentiality and value of the trade secrets and other confidential information of the Company. To the Company’s Knowledge, no employee, independent contractor, or agent of Company has misappropriated the trade secrets, know-how, or other confidential information of the Company in the course of his or her performance as an employee, independent contractor, or agent, and no employee, independent contractor, or agent of the Company is in default or breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or contract to the extent relating to the protection, ownership, development, use, or transfer of Company owned Intellectual Property.

(h)               (i) None of the Products contain, incorporate, links to or are called by, are distributed with, or otherwise use any Open Source Software; (ii) the development of any Product with any such Open Source Software, and the incorporation, linking, calling, distribution or other use in, by or with any such Product of any such Open Source Software, does not obligate the Company to disclose, make available, offer or deliver to any third party any portion of the source code of such Product or component thereof other than the applicable Open Source Software; and (iii) the Company is in compliance with all licenses for Open Source Software that it uses.

(i)                 Except as set forth on Schedule 4.12(i), the Intellectual Property licensed by the Company does not contain any software subject to a GNU General Public License, a GNU Library (Lesser) General Public License, or any license containing terms substantially similar to the terms contained in either of the foregoing licenses in any material respect, specifically including the reciprocity terms applicable to source code for derivative works. The Company has complied with all notice, attribution and other requirements of each such license. The Company has not used any materials subject to such licenses in a manner that does or will require the disclosure or distribution of the source code to any Intellectual Property, the license or provision of any owned Intellectual Property on a royalty-free basis, or the grant of any patent license, non-assertion covenant, or other rights under any owned Intellectual Property.

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4.13          Contracts and Agreements.

(a)               Schedule 4.13(a) sets forth all of the material Contracts to which the Company is a party, or by which the Company’s assets are bound (collectively, the “Material Contracts”):

(b)               True, correct and complete copies of all Material Contracts as currently in effect have previously been delivered to the Purchaser. The Company is not in default under any Material Contract. To the Knowledge of the Seller, no other party to a Material Contract has breached, violated or defaulted under any Material Contract and no circumstance exists that, with notice or lapse of time or both (including the transactions contemplated by this Agreement), would reasonably be expected to constitute a default by any party thereto in any material respect. The Company has not received written notice under any Material Contract that there will be any acceleration, termination, cancelation or waiver under such Material Contract.

4.14          Employees.

(a)               Schedule 4.14(a)(i) lists all employees of the Company. All wages, bonus commissions, and benefits with respect to any employee of the Company for any period prior to the Closing Date have been fully paid or accrued. All employees of the Company classified as exempt from overtime requirements are and, for the past three (3) years have been at all times properly classified.

(b)               With respect to the employees of the Company, the Company and each of its Affiliates are, and for the past three (3) years have been, in material compliance with all applicable labor and employment Laws.

(c)               There are no, and for the past three (3) years there have not been, any Legal Proceedings pending or, to the Seller’s Knowledge, threatened, against the Company or any Seller, in each case, involving allegations of sexual or other unlawful harassment, discrimination, or retaliation by any employee of the Company. Neither the Company nor any Seller is a party to any settlement agreement resolving allegations of sexual or other unlawful harassment, discrimination, or retaliation by any employee of the Company.

(d)               To the Seller's Knowledge, all accruals for paid time-off, sick time and vacation time, accrued wages, salaries, bonuses, commissions and other compensation with respect to the employees of the Company have been properly accrued.

4.15          Employee Benefits Plans. Schedule 4.15 lists, with respect to the Company and each of its Affiliates, each “employee benefit plan” (as defined in ERISA) and any other plan, Contract or policy, whether or not subject to ERISA and whether or not in writing, providing bonuses, profit sharing benefits, retirement benefits, pension benefits, compensation, deferred compensation, incentives, equity options, phantom equity, equity appreciation rights, equity purchase rights, fringe benefits, severance payments, post-retirement benefits, scholarships, health and welfare benefits, basic or supplemental disability benefits, life insurance coverage, sick leave pay, vacation pay, commissions, payroll practices, retention payments, fringe benefits, flexible spending accounts, insurance premium reimbursements or other benefits.

4.16          Litigation.

(a)               Except as set forth on Schedule 4.16(a), there are no Legal Proceedings pending, or, to the Knowledge of the Seller, threatened, against the Company or to which the Company is otherwise a party or to which the Company’s assets or business is subject. Schedule 4.17(a) lists all Legal Proceedings in which the Company has been a party during the past three (3) years.

(b)               Except as described on Schedule 4.16(b), there are no outstanding Orders that are applicable to, or otherwise affect, the Company or any of its assets. Schedule 4.16(b) lists any effective settlement agreements to which the Company is a party or by which it is bound.

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(c)               Schedule 4.16(c) describes all claims for indemnification or breach asserted by or against the Company at any time in the past three (3) years arising out of the acquisition of any business or business segment.

(d)               There is no Legal Proceeding pending, or to the Knowledge of the Seller, threatened, that in any manner challenges or seeks, or reasonably could be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

4.17          Compliance with Laws; Permits.

(a)               To the Seller's Knowledge, the Company is, and at all times in the preceding three (3) years has been, and the Business has been operated, in compliance in all material respects with all Laws. No claims or investigations alleging any material violation by the Company of any Laws are pending or, to the Knowledge of the Seller, threatened. Schedule 4.17(a) sets forth any written claims or investigations resolved or otherwise concluded within the past three (3) years alleging any material violation of any Laws.

(b)               The Company currently has all material Permits which are required for the operation of the Business (all of which: (i) are listed on Schedule 4.17(b); (ii) have been previously delivered to the Purchaser; and (iii) are in full force and effect). The Company has materially complied at all times in the preceding three (3) years, and is presently in compliance, in all material respects, with the terms and conditions of all Permits. No loss, non-renewal, suspension, modification or expiration of, nor any noncompliance with, any material Permit is pending or, to the Knowledge of the Seller, threatened.

4.18          Environmental Matters. Except as set forth on the applicable subpart of Schedule 4.18, the Company is, and at all times has been, in compliance in all material respects with all Environmental Laws, which compliance includes possessing and complying with all material Permits, authorizations and approvals required by Environmental Laws for its operations and complying with all requirements related to notice, recordkeeping and reporting;

4.19          Insurance.

All insurance policies pertaining to the Company are listed on Schedule 4.20 and are in full force and effect on the date hereof.

4.20          Certain Payments.

(a)               The Company, and to the Seller’s Knowledge, each of the officers, directors, employees, agents, and anyone acting for or on behalf of the Company, is in compliance with all applicable anti-bribery and anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act.

(b)               Neither the Company, nor to the Knowledge of the Seller, any of the Company’s managers, directors, officers, shareholders, agents, employees or any other Person acting for or on behalf of the Company, has directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services: (A) to obtain favorable treatment in securing business; (B) to pay for favorable treatment for business secured; (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company; or (D) in violation of any Law; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

4.21          Affiliate Transactions. Except as disclosed on Schedule 4.21, (i) Seller, nor any Affiliate of Seller or any is a party to any Contract or transaction with the Company that were in effect during the twelve (12) months prior to the date hereof; (ii) no current officer or director of the Company (or any person that has served as an officer or director of the Company in the past three (3) years), or any Affiliate of the foregoing, is a party to any Contract or transaction with the Company; and (iii) no Affiliate of the Company has any right, title or interest in any property or asset used in or necessary for the conduct of the business of the Company.

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4.22          Banking Facilities. Schedule 4.22 sets forth a true, correct and complete list of each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat, along with a list of all Persons authorized to draw on, or to have access to, such accounts.

4.23          Financial Advisors. Except as set forth on Schedule 4.23, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller or the Company in connection with the transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof

4.24          Privacy and Security.

(a)               At all times, the Company has taken commercially reasonable steps (in light of the Business) to ensure that all Personal Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the Seller's Knowledge, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company, or any of the contractors of the Company, with regard to any Personal Data obtained from or on behalf of the Company. In the past five (5) years, the Company has not experienced any Security Incidents related to the privacy or security of Personal Data.

(b)               To the Seller's Knowledge, the Company takes all commercially reasonable steps (in light of such Person’s business) to ensure that all Personal Data in possession or control of third parties, including vendors, Affiliates, and other Persons providing services to such Person that have access to or receive Personal Data from or on behalf of such Person, is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(c)               The Company has made backups of all computer software and databases utilized by it and maintain such software and databases at a secure, off-site location.

(d)               To the Seller's Knowledge, the Company is in compliance, in all material respects, with (i) all applicable Data Privacy and Security Laws, and (ii) the privacy, security and breach notification requirements and standards of other Persons with which the Company has explicitly and contractually agreed to comply (collectively, the “Privacy Policies”).

(e)               (i) to the Seller's Knowledge, the Company has at all times been in material compliance with all applicable Legal Requirements relating to privacy, security, data protection and the access, collection, disclosure, maintenance, transmission and use of personally identifiable information, and (ii) no claims, actions, suits, investigations, inquiries or proceedings have been asserted, to the Knowledge of the Company, threatened, by any Person or in writing, or commenced against the Company related to Data Privacy and Security Law or the Privacy Policies or alleging a violation of any Person’s privacy rights outside of the ordinary course of business.

(f)                In any instance where the Company has attempted to, or has represented that it would or contracted to, remove, destroy, or otherwise render unrecoverable any data (including Personal Data and/or confidential information of any party), to the Seller's Knowledge, the Company has utilized appropriate and effective processes that meet or exceed NIST 800-88 Rev. 1, and has successfully destroyed or otherwise rendered unrecoverable any and all such Personal Data and confidential information on any device destroyed or sanitized

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4.25          No Additional Representations

4.26. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE IV AND ARTICLE V OR ANY CERTIFICATE DELIVERED HEREUNDER OR THEREUNDER, THE SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO PURCHASER ABOUT THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Article V
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents as of the date hereof, and as of the Closing Date, as follows:

5.1              Authorization of Agreement.

Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (collectively with this Agreement, the “Seller Documents”), and to consummate the transactions and perform its obligations contemplated thereby. This Agreement has been, and each other Seller Document will be at or prior to the Closing, duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and each other Seller Document, when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions.

5.2              Conflicts; Consents of Third Parties.

(a)               None of the execution, delivery and performance by Seller of the Seller Documents, the consummation of the transactions contemplated thereby, or compliance by Seller with any of the provisions thereof will: (i) cause Seller to breach any applicable Law or Order of any Governmental Body in any material respect; or (ii) conflict with or result in a violation of the Organizational Documents of Seller, or (iii) materially conflict with or result in a material breach or termination of any of the terms, conditions or provisions of, or constitute a material default under, accelerate any oblations arising under, trigger any payment under, or result in the creation of any Lien pursuant to, or otherwise materially and adversely affect any of the terms, conditions or provisions of any material agreement or instrument to which Seller is a party or by which Seller (or Seller’s assets) may be bound, or constitute a default thereunder.

(b)               No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of the Seller Documents, or the compliance by Seller with any of the provisions thereof, or the consummation of the transactions contemplated thereby.

5.3              Ownership and Transfer of Interests.

The Seller is the sole record and beneficial owners of the Interests, free and clear of any and all Liens. The Seller has the power and authority to sell, transfer, assign and deliver the Interests as provided in this Agreement and such delivery will vest in the Purchaser good and valid title to such Interests, free and clear of any and all Liens. Seller is not party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Interests.

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5.4              Litigation.

There are no Legal Proceedings pending, or to the knowledge of Seller, threatened, that are reasonably likely to prohibit or restrain the ability of Seller to enter into this Agreement or timely consummate the transactions contemplated hereby.

5.5              Financial Advisors.

Except as set forth on Schedule 5.5, no Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for the Company or Seller in connection with this Agreement and the transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof.

5.6              Tax Matters.

Seller is not a foreign Person within the meaning of Section 1.1445-2(b) of the Treasury Regulations.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, that:

6.1              Organization and Good Standing.

Purchaser is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to conduct its business as heretofore conducted.

6.2              Authorization of Agreement.

Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby (together with this Agreement, the “Purchaser Documents”), and to consummate the transactions and perform its obligations contemplated thereby. The execution, delivery and performance by Purchaser of each Purchaser Document and the consummation of the transactions contemplated thereby have been duly authorized by all requisite limited liability company actions on behalf of Purchaser. This Agreement has been, and each other Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

6.3              Conflicts; Consents of Third Parties.

(a)               None of the execution, delivery or performance by Purchaser of the Purchaser Documents, the consummation of the transactions contemplated thereby, or compliance by Purchaser with any of the provisions thereof will: (i) cause Purchaser to violate or breach any Law or Order; (ii) conflict with or result in a violation of the Organizational Documents of Purchaser; or (iii) conflict with, require any Consent under or notice under, or result in the creation of any Lien pursuant to, any Contract to which Purchaser is a party or by which its assets may be bound.

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(b)               No waiver, Order, Permit or Consent of, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of the Purchaser Documents or the compliance by Purchaser with any of the provisions thereof, or the consummation of the transactions contemplated thereby.

6.4              Litigation. There are no Legal Proceedings pending that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

6.5              Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for Purchaser in connection with this Agreement and the transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof.

6.6              Financial Ability; Legal Compliance. The Purchaser has sufficient cash reserves or sufficient funding resources to enable it to comply with its obligations under this Agreement to pay the Cash Purchase Price. The Purchaser is in material compliance with all applicable federal and state Laws, including all applicable securities laws. The Purchaser is not insolvent. The Purchaser has sufficient resources (financial and otherwise) to continue the conduct of the Business.

6.7              No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE VI OR ANY CERTIFICATE DELIVERED HEREUNDER, PURCHASER EXPRESSLY DISCLAIMS ANY REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO THE COMPANY OR THE SELLER ABOUT THE PURCHASER’S BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Article VII
COVENANTS

7.1              Access to Information.

Between the date of this Agreement and the Closing Date, the Company and the Seller shall (and the Seller shall cause the Company to) give to the Purchaser, its officers, agents, employees, counsel, accountants, engineers and other representatives, reasonable access (for the purpose of examination) to the properties, businesses and operations relating to the Company and such examination of the books and records of the Company as the Purchaser reasonably requests. The Company and the Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to reasonably cooperate with the Purchaser and the Purchaser’s representatives in connection with such examination.

7.2              Conduct of the Business Pending the Closing. Prior to the Closing, the Company shall (and the Seller shall cause the Company to) (i) conduct its businesses only in the ordinary course of business consistent with past practices; and (ii) use its commercially reasonable efforts to: (A) preserve the present business operations, organization and goodwill of the Company; (B) preserve the present relationships with customers and suppliers of the Company; and (C) keep available the services of the present officers, employees, agents and other personnel of the Company.

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7.3              Consents and Approvals.

Each Party shall use such Party’s commercially reasonable efforts to: (i) take all actions necessary or appropriate consummate the transactions contemplated by this Agreement; and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

7.4              Further Assurances.

All deliveries, payments and other transactions and documents relating to the transactions contemplated herein shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived in writing satisfaction or performance thereof as a condition precedent to Closing). Each Party shall use its commercially reasonable efforts to, from time to time (including after the Closing) and without further consideration, execute and deliver (or cause to be executed and delivered) such other documents, certificates, agreements and other writings, and take such other actions as may be reasonably necessary or requested by another party in order to consummate, evidence or implement expeditiously the transactions contemplated by any Company Document, Seller Document or Purchaser Document, as applicable.

7.5              Publicity.

Seller shall not issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Purchaser.

7.6              Tax Matters

(a)               After the Closing, the Purchaser shall have the obligation and authority to prepare (or cause to be prepared) and file (or cause to be filed) when due (taking into account all extensions properly obtained) all Tax Returns required to be filed by or with respect to the assets, properties and operations of the Company for any taxable year or other taxable period. The Seller shall have the right to approve any Tax Returns to be filed for any period ending on or prior to the Closing Date.

(b)               All Taxes and Tax Liabilities with respect to the income, property or operations of the Company prior to Closing shall be paid by the Seller. All Taxes and Tax Liabilities with respect to the income, property or operations of the Company on and after the Closing shall be paid by the Purchaser.

(c)               If an audit or other proceeding is commenced, and an adjustment is proposed or any other claim is made by any Taxing Authority with respect to a Tax Liability of the Company relating to a Pre-Closing Period for which the Seller is liable under this agreement (a “Tax Claim”), the Purchaser shall promptly notify the Seller of such audit or other proceeding, proposed adjustment or claim. The Seller shall have the right to handle, defend, conduct and control any such Tax Claim; provided, that the Seller shall consult periodically with the Purchaser as to strategic and tactical issues for pursuing or defending any Tax Claim and, if the Tax Claim could reasonably have an adverse Tax effect on the Purchaser or the Company in a Tax Period commencing after the Closing Date, the Purchaser shall have a right to participate in such Tax Claim using its own counsel at its own expense. The Seller shall not have the right to compromise or settle any such Tax Claim which could result in an increased Tax Liability or a decreased refund to the Purchaser without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)               At the Seller’s reasonable request, the Company shall permit the Seller to apply (at the Seller’s sole expense) for any Tax refund available for any Pre-Closing Period. Any refunds so obtained by the Seller (and any interest received thereon) of any Tax imposed on the Company, and any amounts of overpayments of Tax credited against Tax that Purchaser or the Company otherwise would be or would have been required to pay (and any amount of Taxes that is included in the calculation of Net Working Capital for such taxable year, to the extent such amount was not paid over to the appropriate Taxing Authority) for any Pre-Closing Period shall be for the account of the Seller, and the Purchaser shall pay over to the Seller any such amounts within fifteen (15) days after the receipt or entitlement of such refund or credit or request to return amounts not paid over to the appropriate Taxing Authority. Any other refunds of any Tax imposed on the Company (and any interest received thereon) shall be the property of the Company and shall inure to the benefit of the Purchaser.

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(e)               Following the Closing, the Purchaser and the Seller shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to Liability for Taxes of the Company or with respect to the operations of the Company. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. The Purchaser and the Sellers shall each preserve and cause to be preserved all information, returns, books, records and documents relating to any Liabilities for Taxes of the Company with respect to a taxable period until the later of sixty (60) days after the expiration of all applicable statutes of limitations and extensions thereof; or the conclusion of all litigation with respect to Taxes for such period.

(f)                Following the Closing Date, if the Purchaser in good faith concludes that the Sellers failed to file or cause to be filed on behalf of the Company, any Tax Returns that it was required by applicable Law to file for any Pre-Closing Period, the Purchaser shall so notify the Seller in writing and shall offer to meet with the Seller to discuss the Seller’s rationale for the failure to file such Tax Returns. If, after such meeting with the Seller, the Purchaser continues to believe the Company improperly failed to file (or have filed on their behalf) such Tax Returns, it shall have the right to prepare and file such Tax Returns and/or pursue such other methods to resolve the perceived Tax filing deficiencies of the Company for such Pre-Closing Periods as it in good faith determines to be reasonable (including pursing the applicable process to obtain one or more voluntary disclosure agreement with the Taxing Authorities involved).

Article VIII
CONDITIONS TO CLOSING

8.1              Conditions Precedent to Obligations of the Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

(a)               the representations and warranties of Seller and the Company set forth in this Agreement shall be true, correct and complete in all material respects (disregarding for the purposes of the condition set forth in this Section 8.1(a) any “material adverse effect” or other “materiality” qualifier contained in any such representations or warranties) at and as of the Closing (except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true, correct and complete on and as of such earlier date)), except for the Fundamental Representations, which shall be true and correct in all respects at and as of the Closing;

(b)               the Seller shall have performed and complied in all material respects (except for the obligations set forth in Section 3.4(a) for which Seller shall have performed and complied in all respects) with all obligations and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

(c)               there shall not have occurred any event, change or circumstance that has had or which could reasonably be expected to result in a Material Adverse Effect;

(d)               there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

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(e)               the Purchaser shall have verified, in its sole and absolute discretion, that all payment software applications and software code used in the Business, including the software program known as “Finzeo”, is in good working condition; and

(f)                the Purchaser shall have received each of the Closing deliveries required by Section 3.4(a).

8.2              Conditions Precedent to Obligations of the Seller The obligation of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

(a)               the representations and warranties of the Purchaser set forth in this Agreement shall be true, correct and complete in all material respects (disregarding for the purposes of the condition set forth in this Section 8.2(a) any “material adverse effect” or other “materiality” qualifier contained in any such representations or warranties) at and as of the Closing (except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true, correct and complete on and as of such earlier date));

(b)               the Purchaser shall have performed and complied in all material respects (except for the obligations set forth in Section 3.4(b) for which the Purchaser shall have performed and complied in all respects) with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date;

(c)               the Seller shall have received each of the Closing Deliveries required by Section 3.4(b);

(d)               there shall not have occurred any event, change or circumstance that has had or which could reasonably be expected to result in a Material Adverse Effect with respect to the Purchaser;

(e)               there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(f)                the Seller shall have received adequate assurances, as determined in his sole discretion, that he will receive all consideration he has been promised in connection with this Agreement and related matters.

8.3              Frustration of Closing Conditions.

No Party may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article IX
INDEMNIFICATION

9.1              Survival of Representations and Warranties.

(a)               With the exception of the Fundamental Representations which shall survive the Closing until the third (3rd) anniversary of the Closing Date and Sections 4.9 (Taxes) and 4.15 (Employee Benefit Plans), which shall survive for the full period of all applicable statutes of limitations (after giving effect to any extension or tolling thereof) plus 60 days, the representations and warranties of Seller shall survive the Closing for a period of twelve (12) months following the Closing Date. Following the expiration of such survival period, the indemnification obligation of Seller contained in this Article IX shall terminate with respect thereto (unless a Purchaser Indemnified Party (as defined below) has, prior to such expiration date, provided written notice of facts that may reasonably lead to a good faith claim for indemnification by a Purchaser Indemnified Party (in which case the relevant survival period of the representations and warranties applicable to such claim shall be extended automatically to include any time period necessary until all claims with respect to such facts shall have been finally settled, decided or adjudicated)).

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(b)               The representations and warranties of the Purchaser shall survive the Closing for a period of twelve (12) months following the Closing Date. Following the expiration of such survival period, the indemnification obligation of the Purchaser contained in this Article IX shall terminate with respect thereto (unless a Seller Indemnified Party (as defined below) has, prior to such expiration date, provided written notice of facts that may reasonably lead to a good faith claim for indemnification by a Seller Indemnified Party (in which case the relevant survival period of the representations and warranties applicable to such claim shall be extended automatically to include any time period necessary until all claims with respect to such facts shall have been finally settled, decided or adjudicated)).

(c)               The covenants or other agreements of the Parties contained in this Agreement which by their terms are to be performed prior to the Closing shall survive the Closing Date and all covenants and agreements of the Parties set forth in this Agreement which by their terms are to be performed at or after the Closing (collectively, the “Post-Closing Obligations”) shall survive the closing and remain in full force and effect indefinitely, unless otherwise terminated by their express terms.

9.2              Indemnification of Purchaser Indemnified Parties.

(a)               Subject to Section 9.4, the Seller agrees to defend, indemnify and hold harmless the Purchaser, the Company, and each of their respective directors, officers, employees, Affiliates, equity holders, agents, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against, and shall reimburse the Purchaser Indemnified Parties for, any and all Losses that any of the Purchaser Indemnified Parties may sustain (whether or not instituted by a third party), or to which any of the Purchaser Indemnified Parties may be subjected, arising out of or in connection with:

(i)                 any inaccuracy or misrepresentation in or breach of the representations or warranties contained in Article IV or Article V;

(ii)              any breach of the covenants contained in this Agreement; and

(iii)            any and all Taxes (or the nonpayment thereof) of the Company with respect to any Pre-Closing Period.

9.3              Indemnification of the Seller Indemnified Parties.

(a)               Subject to Section 9.4, the Purchaser hereby agrees to indemnify and hold harmless the Seller (the “Seller Indemnified Parties”) from and against any and all Losses that the Seller Indemnified Parties may sustain (whether or not instituted by a third party), or to which the Seller Indemnified Parties may be subjected, arising out of or in connection with:

(i)                 any inaccuracy or misrepresentation in or breach of any representation or warranty of the Purchaser contained in Article VI or in any Purchaser Document;

(ii)              any breach of any covenant or agreement of the Purchaser any Purchaser Document solely to the extent such breach requires performance following the Closing in connection with the transactions contemplated herein;

(iii)            any Assumed Liability; or

(iv)             the conduct of the Business subsequent to Closing.

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(b)               Following the Closing, the Company shall not have any Liability to the Seller Indemnified Parties or any other Person arising out of or as a result of any inaccuracy or misrepresentation in or breach of the representations or warranties made by, or a breach of any covenant or agreement made by, the Company or the Seller. The Seller Indemnified Parties shall not have any right of indemnification or contribution against the Company on account of any event or condition occurring or existing prior to or on the date of the Closing. In furtherance of the foregoing and except to the extent provided in Section Error! Reference source not found., effective as of the Closing, the Seller Indemnified Parties hereby forever release and discharge the Company and its officers, employees and directors from any and all promises, agreements, Liabilities or Losses of any nature whatsoever, which the Seller Indemnified Parties now have, has had, or may hereafter claim to have had against the such Person by reason of any matter, act, omission, cause, or event that has occurred through the Closing Date.

9.4              Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement:

(a)       except in the case of fraud or a breach of a Fundamental Representation, the Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 9.02(a)(i) or Section 9.03(a)(i), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a)(i) or Section 9.03(a)(i) exceeds $10,000 (the "Deductible"), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(a)

(b)               except in the case of fraud or a breach of a Fundamental Representation, no Indemnifying Party shall have any liability for any Losses arising out of Section 9.2(a)(i), Section 9.2(a)(ii) or Section 9.3(a)(i) in excess of the lesser of: (i) $1,500,000 and (ii) the Cash Purchase Price actually received;

(c)               the amount of any Losses subject to indemnification hereunder will limited by the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or the Company) in respect of any such claim; and

(d)               The Seller shall not be liable for any consequential, special, indirect; punitive or similar damages, or for any lost profits or revenues from whatever cause.

9.5              Indemnification Procedures.

(a)               In the event a Purchaser Indemnified Party or a Seller Indemnified Party (the Person seeking indemnification being the “Indemnified Party”) believes it may be entitled to indemnification under Section 9.2 or Section 9.3 (an “Indemnification Claim”), the Indemnified Party shall promptly provide written notice of such Indemnification Claim to the Indemnifying Party; provided, that no delay by the Indemnified Party will relieve the Indemnifying Party from any obligation hereunder, unless, and then solely to the extent that, the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party may, with counsel of its choice (as long as such counsel is reasonably satisfactory to the Indemnified Party), defend against, negotiate, settle or otherwise deal with such Indemnification Claim, subject to the provisions hereof. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, it shall, within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires), notify the Indemnified Party of its intent to do so; provided, however, that the Indemnifying Party shall not be entitled to assume the control in any such defense (and the Indemnified Party shall control such defense at the expense of the Indemnifying Party) if: (i) the Indemnification Claim relates to or arises in connection with any criminal Legal Proceeding; (ii) the Indemnified Party reasonably believes that an adverse determination with respect to the Indemnification Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or business; (iii) the Indemnification Claim seeks an equitable relief; (iv) in the opinion of the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; (v) the Indemnified Party has additional defenses to the Indemnification Claim not available to the Indemnifying Party; or (vi) the Indemnifying Party failed or is failing to actively prosecute or defend such Indemnification Claim. If the Indemnifying Party assumes the defense of any Indemnification Claim, the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that the fees and expenses of the Indemnified Party’s counsel that are incurred prior to the Indemnifying Party’s effective assumption of any Indemnification Claim shall be the responsibility of the Indemnifying Party. If the Indemnified Party desires to consent to the entry of judgment with respect to or to settle an Indemnification Claim but the Indemnifying Party refuses, then the Indemnifying Party will be responsible for all Losses with respect to such Indemnification Claim, without regard to the limitations in Section 9.4. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim without prejudice to its rights to be indemnified hereunder.

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(b)               Notwithstanding anything in Section 9.5(a) to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless: (i) the sole relief is monetary damages that will be solely satisfied by the Indemnifying Party; and (ii) the claimant provides the Indemnified Party an unqualified release from all Liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages, which includes a complete release of the Indemnified Party from all other liability in respect of the Indemnification Claim, is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer (and offers evidence reasonably acceptable to the Indemnified Party of the Indemnifying Party’s ability to pay such amount), and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Indemnification Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnification Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of: (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Indemnification Claim through the date of its rejection of the settlement offer; or (B) the aggregate Losses of the Indemnified Party with respect to such Indemnification Claim.

(c)               In the event an Indemnified Party notifies the Indemnifying Party of any claim for indemnification hereunder that does not involve a third party claim, the Indemnifying Party shall, within thirty (30) days after the date of such notice, pay to the Indemnified Party the amount of all Losses payable pursuant to this Article IX and shall thereafter pay any other Losses payable pursuant to this Article IX arising out of the same matter on demand, unless the Indemnifying Party disputes in writing the Indemnifying Party’s liability for, or the amount of, any such Losses within such 30-day period, in which case such payment shall be made as provided above in respect of any matters not so disputed and any Losses in respect of the matters so disputed shall be paid within five (5) Business Days after any determination (by agreement of the Indemnified Party and Indemnifying Party or otherwise) that the Indemnifying Party is liable therefor, pursuant to this Article IX.

(d)               To the extent the provisions of this Section 9.5 conflict with the provisions of Section 7.6 with respect to the matters covered therein, the provisions of Section 7.6 shall govern.

9.6              General Limitation.

No limitation set forth in this Article IX (including the survival period set forth in Section 9.1) shall apply to claims arising out of fraud.

9.7              Remedies; Right of Set-Off. Notwithstanding the foregoing or anything in here to the contrary, for a period of twelve (12) months after Closing, a Purchaser Indemnified Party may satisfy any Loss arising from the breach of Section 4.7 by set-off against the Purchase Price to the extent such payment has not been made. Notwithstanding anything to the contrary contained in this Agreement, Seller shall be entitled to pay cash in an amount equal to the undisclosed Liabilities for which the Purchaser Indemnified Parties are entitled to indemnification in lieu of the set-off against the Cash Purchase Price.

9.8              Tax Treatment of Indemnity Payments.

The Parties agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for all U.S. federal income Tax purposes.

9.9              Exclusive Remedy.

The Parties agree that, from and after the Closing Date, the indemnification or reimbursement obligations of the Parties set forth in this Article IX shall constitute the sole and exclusive remedies of such Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement. The provisions of this Section 9.9, or (c) under Section 11.5 to enforce specifically the terms and provisions hereof.

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Article X
CERTAIN COVENANTS

10.1          Confidential Information.

(a)               “Confidential Information” shall mean any and all information concerning the business affairs of the Purchaser, the Business or the Company. Without limiting the generality of the foregoing, Confidential Information includes information:

(i)                 which constitutes proprietary information of the Purchaser or the Company;

(ii)              which contains financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, business plans, the names and backgrounds of personnel, customer lists and customer information, personnel training and techniques and materials, marketing plans or market expansion proposals and sales techniques and materials of the Purchaser or the Company, however documented;

(iii)            from which it could be reasonably inferred that would confer a competitive advantage on the Purchaser or the Company;

(iv)             from which it could be reasonably inferred that disclosure thereof would be detrimental to the Purchaser or the Company;

(v)               product specifications, discoveries, improvements, processes, marketing and service methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies, current and anticipated customer requirements, price lists, market studies, and any other information, however documented, that is a trade secret of the Purchaser or the Company, under applicable Law; and

(vi)             notes, analyses, compilations, studies, summaries, and other material prepared by or for the Purchaser or the Company containing or based, in whole or in part, on any information included in the foregoing.

(b)               Notwithstanding anything to the contrary above, the term “Confidential Information” does not include information that: (x) is or becomes generally available to the public other than as a result of a breach under this Section 10.1, whether directly or indirectly, by the receiving party or its representatives; (y) was within the receiving party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party pursuant to this Agreement; or (z) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its representatives; provided, however, that: (1) with respect to clause (y), information concerning the Business or the Company shall be deemed “Confidential Information” of the Purchaser notwithstanding such Seller having possession thereof prior to disclosure thereof by the Purchaser; and (2) with respect to clauses (y) and (z), the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party or any other party with respect to such information.

(c)               The Parties hereby acknowledge, agree and covenant that on and after the Closing Date, the Seller will keep confidential, will hold for the sole benefit of the Purchaser, and will not use except on behalf of the Purchaser, all Confidential Information, which such Person acknowledges is, or shall be, proprietary to the Purchaser, unless otherwise permitted under this Section 10.1.

(d)               Notwithstanding the foregoing, the obligations of confidentiality, nondisclosure and non-use with respect to Confidential Information required by this Section 10.1 shall not apply to any Confidential Information required to be disclosed in a judicial or administrative Legal Proceeding, or is otherwise required to be disclosed by Law, in any such case only after giving as much advance notice of the possibility of such disclosure as practical to the Purchaser, so that the Purchaser may attempt to stop such disclosure or obtain a protective order concerning such disclosure (in which case such Seller shall cooperate with the Purchaser at the Purchaser’s sole expense in such attempts).

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(e)               Notwithstanding anything to the contrary herein, this Section 10.1 shall not prevent disclosure of such information (i) to any representative of the Purchaser, or the Company or its Affiliates who have a need to know such information for tax or financial reporting reasons and are obligated to hold such information confidential, or (ii) to the extent necessary to enforce any right or remedy contained in this Agreement.

10.2          Limited Activities.

(a)               Until the date that is five (5) years after the Closing Date, for the purposes of protecting the goodwill of the business which the Purchaser is acquiring, Seller will not, directly or indirectly, for any reason, for such Person’s own benefit or for the benefit of or together with any other Person, directly or indirectly:

(i)                 solicit or conspire with, or attempt to solicit or conspire with, any employees of the Company or any employees, managers, directors or advisors of the Company with whom Seller has come into contact with as a result of the transactions contemplated by this Agreement, to terminate that Person’s engagement or relationship with the Company;

(ii)              solicit or attempt to solicit, any of the Customers or Suppliers (each as defined below) of the Company with whom any of the Company or Seller has had material contact during the twelve (12) months prior to the date of this Agreement to terminate their business relationship with the Purchaser or its Affiliates (as used in this Section 10.2(a), “Customers” and “Suppliers” shall be defined as any Person that has been an active customer or supplier of the Business or a targeted prospective customer or supplier of the Business during the two (2) years prior to the date hereof);

(iii)            divert or attempt to divert any or all of such Customers’ or Suppliers’ business from the Company or its Affiliates in violation of any unfair competition Laws or other applicable Laws; or

(iv)             except for the benefit of the Purchaser, be engaged as an executive officer, limited liability entity manager or director or in any other managerial or sales capacity or as an owner, co-owner, or other investor of or in, or lender to, whether as an employee, independent contractor, consultant or advisor, or sales representative or distributor of any kind, in any business conducting the manufacturing, marketing, sale, installation, distribution or service of any Company Product or similar or competing product (“Competitor Product”) and the installation, start-up assistance, refurbishment, certification, buy-back, troubleshooting and on-site repairs of any Company Product or Competitor Product, including the sale of replacement and spare parts for use in any Company Product or Competitor Product (and any service or business substitutable therefore) (the “Restricted Business”) anywhere in the Prohibited Territory, with the parties acknowledging that the Purchaser and its Affiliates are actively engaged in such business throughout and beyond all parts of the Prohibited Territory; provided, however, that the foregoing prohibition on ownership shall not apply to ownership of less than one percent (1%) of the outstanding capital stock of any such Restricted Business that is publicly traded.

10.3          Severability; Reformation.

The covenants in this Article X are severable and separate, and the unenforceability of any specific covenant in this Article X is not intended by either party to, and shall not, affect the provisions of any other covenant in this Article X. If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in Section 10.2 are unreasonable as applied to a Seller, the Parties acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent.

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10.4          Independent Covenant.

All of the covenants in this Article X are intended by each Party to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against the Purchaser or its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser or its Affiliates (including, after Closing, the Company) of any covenant in this Article X. It is specifically agreed that the period specified in Section 10.2 shall be computed by excluding from that computation any time during which a Seller is in violation of any provision of Section 10.2.

10.5          Materiality.

The Purchaser and the Seller hereby agree that this Article X is a material and substantial part of this Agreement, and absent the Seller entering this the restrictions of this Article X, the Purchaser would not have entered into this Agreement and consummated the transactions contemplated hereby.

Article XI
MISCELLANEOUS

11.1          Payment of Sales, Use, Transfer or Similar Taxes.

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne one-half by the Seller and one-half by the Purchaser. Notwithstanding the provisions of Section 7.6, Seller shall, at its own expense, prepare and timely file all required Tax Returns relating to such transfer Taxes.

11.2          Expenses.

Unless otherwise stated herein, the Seller and the Purchaser shall bear their own expenses (and the Seller shall bear the expenses of the Company) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

11.3          Governing Law.

This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

11.4          Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)               EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL OR STATE COURTS SITTING IN THE STATE OF CALIFORNIA IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES AND AGREES NOT TO ASSERT ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN OR JURISDICTION THEREOF); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 11.4 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE.

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(b)               Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 11.7. Such service of process shall have the same effect as if the Party being served were a resident in the State of Delaware and had been lawfully served with such process in such jurisdiction. The Parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

(c)               EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.4.

11.5          Specific Performance.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

11.6          Entire Agreement; Amendments and Waivers.

This Agreement (including the Schedules and Exhibits hereto), the Company Documents, the Seller Documents and the Purchaser Documents represent the entire understanding and agreement among the Parties with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Seller, the Company and the Purchaser. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.7          Notices.

All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (a) if personally delivered, when so delivered; (b) if mailed, five (5) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (c) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery, or (d) if given by electronic mail during normal business hours of the recipient, when so given, but if not sent during normal business hours, then on the recipient’s next Business Day:

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If to the Seller, to:

Chris Leyva

______________________________

Email: chris@finzeo.com

with a copy (which shall not constitute notice) to:

Chambliss, Bahner & Stophel, P.C.

605 Chestnut Street, Suite 1700

Chattanooga, TN 37450

Email: mturner@chamblisslaw.com

Attn: Mark Turner

If to the Purchaser, to:

AppTech Payments Corp.

5876 Owens Ave, Suite 100

Carlsbad, California 92008

Email: ldangelo@apptechcorp.com

Attention: Luke D’Angelo

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave NW Ste 900

Washington, DC 20001

Email: andy.tucker@nelsonmullins.com

Attention: Andy Tucker

Any Party entitled to notice hereunder may change the address or facsimile number to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.8          Severability.

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Purchaser and the Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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11.9          Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except for rights and protections provided under Article XI, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a Party. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Seller or the Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Seller or the Purchaser, as applicable; provided, however, that the Purchaser may assign all of its rights hereunder (but none of its obligations hereunder without the prior written consent of the Seller which consent shall not be unreasonably withheld, conditioned or delayed) to an Affiliate or successor. Upon any such permitted assignment, the references in this Agreement to the assignor shall also apply to any such assignee unless the context otherwise requires.

11.10      Counterparts.

This Agreement may be executed in multiple counterparts, which when so executed shall constitute one and the same agreement. The Parties may execute and deliver this Agreement by exchange of scanned signature pages, DocuSign, or similar electronic transmission under which the written or electronic signature of or on behalf of such Party can be seen, and such execution and delivery will be considered valid, binding, and effective for all purposes.

11.11      Other Definitional and Interpretive Matters.

(a)               Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                 Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any matter set forth on any of the Schedules hereto shall be deemed set forth in all other Schedules to the extent there is a specific cross-reference or to the extent the relevance of such matter to another Schedule is readily apparent from the face of the disclosure notwithstanding the absence of a cross-reference contained therein. The information contained in this Agreement, the Schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of applicable Law or breach of contract).

(ii)              Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iii)            Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(iv)             Herein. The words such as “herein,” “hereinafter,” “hereof;” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

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(v)               Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(vi)             Reflected On or Set Forth In. An item arising with respect to a specific representation, or warranty or other provision of this Agreement shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such provision, if (a) there is a reserve, accrual or other similar item underlying a number on such referenced balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the referenced balance sheet or financial statements or (c) such item is reflected on the referenced balance sheet or financial statements and is specifically set forth in the notes thereto.

(vii)          Accounting Terms. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted and all accounting determinations hereunder will be made in accordance with GAAP.

(viii)        Tolling of Certain Deadlines. Notwithstanding anything to the contrary in this Agreement, the deadlines set forth herein for the delivery of the Adjustment Calculations and the Allocation Schedule (the “Deadlines”) shall have its duration extended, on a day-for-day basis, for each day of delay experienced by the Purchaser or the Company in relation to the applicable Deadline to the extent that such delay is beyond the commercially reasonable control of the Purchaser or the Company, including as a result of the presence, transmission, threat or fear of, or response to, any epidemic, pandemic, disease spread or outbreak (including COVID-19 or any variation thereof), or other health crisis or public health event (in each case whether now existing or arising in the future), or the continuation, evolution, resurgence or worsening thereof (including by reason of (i) any governmental or quasi-Governmental Body’s laws, regulations, orders, directives, guidelines, recommendations, or actions, whether mandatory or advisory, or any policies of relevant private parties, now or hereafter establishing moratoriums, states of emergency, declarations of martial law, quarantines, shut-downs, extensions or suspensions of regulatory deadlines or review or decision periods, shelter-in-place or social distancing requirements, or travel or other activity restrictions or (ii) the scarcity or lack of availability to the Purchaser or the Company of any services, materials or labor on commercially reasonable terms).  Upon request of the Seller, the Purchaser or the Company will provide reasonably detailed supporting information in regard to such party’s calculation of any period of delay attributable to the applicable Deadline.

(ix)             Or. The term “or” is not exclusive and has the meaning represented by the phrase “and/or.”

(x)               To the extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(b)               The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.12      No Third Party Beneficiaries.

Other than Section 11.14, which is intended to benefit and may also be enforced by [Seller Counsel], no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

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11.13      Prevailing Parties.

Notwithstanding anything to the contrary herein, in the event of any lawsuit in connection with this Agreement or any ancillary document, the prevailing Party in any such lawsuit shall be entitled to recover from the other Part(ies) its costs and expenses incurred in connection with the lawsuit, including reasonable legal fees and expenses as determined by the court.

11.14      Legal Representation.

Each Party acknowledges that (i) the Seller has retained Chambliss, Bahner & Stophel, P.C. (“Seller Counsel”) to act as its counsel in connection with this Agreement and the transactions contemplated herein as well as other past and ongoing matters, (ii) Seller Counsel has not acted as counsel for any other Person in connection with this Agreement and the transactions contemplated herein, and (iii) no Person other than the Seller has the status of a Seller Counsel client for conflict of interest or any other purpose as a result thereof. The Purchaser, on its own behalf and on behalf of the Company after Closing (i) waives and will not assert, any conflict of interest relating to Seller Counsel’s representation of Seller after the Closing in any litigation, mediation, dispute resolution procedure, or other proceeding involving this Agreement and the transactions contemplated herein, and (ii) consents to, any such representation, even though: (A) the interests of the Seller may be directly adverse to Purchaser or the Company (following the Closing), and/or (B) Seller Counsel previously represented Seller in connection with this Agreement and the transactions contemplated herein.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

SIGNATURE PAGE - MIPA

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IN WITNESS WHEREOF, the Parties have executed and caused this Agreement to be executed and delivered on the date first written above.

PURCHASER:

APPTECH PAYMENTS CORP.

By: /s/ Luke D’Angelo
Name: Luke D’Angelo
Title: Chief Executive Officer

COMPANY:

ALLIANCE PARTNERS, LLC

By: /s/ Chris Leyva
Name: Chris Leyva
Title: Managing Partner

SELLER:

/s/ Chris Leyva
Chris Leyva

[Signature Page to Membership Interests Purchase Agreement]

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Annex A

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified in this Annex A:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. With respect to any natural person, “Affiliate” will include such person’s grandparents, any descendants of such person’s grandparents, such person’s spouse, the grandparents of such person’s spouse, and any descendants of the grandparents of such person’s spouse (in each case, whether by blood, adoption or marriage). Notwithstanding the foregoing, in no event shall any direct or indirect parent company or the Purchaser constitute an “Affiliate”.

“Agreement” has the meaning set forth in the Recitals.

“Allocation Schedule” has the meaning set forth in Section 11.11.

“Annual Financial Statements” has the meaning set forth in Section 4.6.

“Business” means the business conducted by the Company in the ordinary course during the twelve (12) months prior to the date hereof, including payment and banking services consisting of a suite of SaaS based digital BaaS, PaaS and CXS products that enable customers to conduct banking as a service, payments as a service and commerce experiences as a service, including but not limited to, SaaS-based platforms that facilitate end-to-end forms of pay-in and pay-out modalities, text to pay via SMS and mobile commerce.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (116th Cong.) (Mar. 27, 2020), together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof.

“Cash” means all cash reflected on the consolidated balance sheet of the Company (before taking into account the consummation of the transactions contemplated hereby), determined in accordance with GAAP; provided, however, that Cash shall be reduced by issued or outstanding checks, drafts and pending electronic debits or any other uncleared payments written or otherwise made by the Company, in each case as of the Effective Time. Further, “Cash” expressly excludes all Restricted Cash.

“Claimed ERTC” has the meaning set forth in Section 4.29(c).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

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“Closing Payment” has the meaning set forth in Section 2.2.

“COBRA” means Sections 601 through 608 of ERISA, Section 4980B of the Code or any other similar applicable Law (including applicable state insurance continuation Law).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Benefit Plan” has the meaning set forth in Section 4.15(a).

“Company Documents” has the meaning set forth in Section 4.2.

“Company Expenses” means the sum of: (A) the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Seller or the Company in connection with the process of selling the Interests or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including, (i) all brokers’ or finders’ fees, (ii) costs, fees, disbursements and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, (iii) any fees and expenses associated with obtaining necessary or appropriate Consents of any third parties (including any Governmental Body) on behalf of Seller or the Company; (iv) any fees or expenses associated with obtaining the release and termination of any Liens (other than Permitted Exceptions and fees and expenses included in the definition of Debt), (v) all transaction bonus, discretionary bonus, change-of-control, success, sale, “stay-around,” retention or similar bonuses or payments to current or former directors, officers, managers, employees and consultants paid or payable as a result of or in connection with the transactions contemplated hereby, (vi) any severance obligations, or any unpaid bonus, sales commissions or similar payments related to any pre-Closing activity, provided that in no event will Company Expenses include any fees, expenses or other liabilities to the extent incurred by or at the direction of the Purchaser or otherwise included in Net Working Capital or Debt; provided further that for items (v) and (vi), any such amounts shall include the employer’s portion of any payroll Taxes and similar Taxes, (vii) the aggregate amount of all out-of-pocket fees and expenses in connection with the D&O Insurance; and (viii) fifty percent of the Escrow Agent Fee.

“Company Pension Plan” has the meaning set forth in Section 4.15(d).

“Company Products” mean all products and services manufactured, marketed, licensed, sold, installed, repaired, configured, distributed, performed or serviced by or on behalf of the Company, including under the Business, and all products or services currently under development by the Company.

“Competitor Product” has the meaning set forth in Section 10.2(a)(iv).

“Confidential Information” has the meaning set forth in Section 10.1(a).

“Consent” means any approval, consent, ratification, waiver or other authorization of any Person.

“Contract” means any contract, indenture, note, bond, lease, purchase order (including any terms and conditions incorporated therein by reference), commitment, plan, arrangement, instrument or other agreement, in each case whether written or oral.

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“Customers” has the meaning set forth in Section 10.2(a)(ii).

“Data Privacy and Security Laws” means any applicable state, federal and international Legal Requirements, administrative decisions applicable to the Company or any Subsidiary or common law relating to privacy, security, data protection, and access, collection, creation, disclosure, maintenance, transmission and use of personally identifiable information and Protected Health Information (as defined by HIPAA) by the Company, including, without limitation, those governing (i) the proper access, use, creation, collection, recording, storing, off-shoring, altering, retrieving, transferring, disclosing or otherwise processing (whether authorized or unauthorized) individually identifiable information, including information that can reasonably be used, alone or with publicly-available information, to identify an individual (e.g., customer name, street address, telephone number, or e-mail addresses in combination with banking, credit card or other financial and payment information, social security numbers, driver’s license numbers or biometric data), (ii) required notification to individuals, Governmental Bodies, and media upon unauthorized access, disclosure, or other misuse of personal data, and (iii) the administrative, technical, or physical controls that protect personally identifiable information from unauthorized access, use, and disclosure. “Data Privacy and Security Laws” shall also specifically include, as applicable, (A) the Payment Card Industry Standard (PCI DSS), which ensures the security of credit card transactions and related personal financial information, even in jurisdictions where PCI DSS has not been expressly adopted by the legislature, (B) HIPAA, (C) to the extent NIST is the industry standard or where HIPAA defers a standard to NIST, the standards promulgated by the National Institute of Standards and Technology (NIST) as it relates to the protection and security of personal data, (D) the Gramm-Leach-Bliley Act and related regulations, (E) Federal Trade Commission Act and related regulations, (F) the Family Educational Rights and Privacy Act and related regulations, (G) the Children's Online Privacy Protection Act and related regulations, (H) California Consumer Privacy Act, California Privacy Rights Act, and related regulations, (I) all Legal Requirements related to online Privacy Policies including without limitation the California Online Privacy Protection Act, (J) Fair and Accurate Credit Transaction Act, (K) the Illinois Biometric Information Privacy Act and all other U.S. state laws regulating biometric information, (L) The Telephone Consumer Protection Act, Section 227 of the Communications Act of 1934, similar state laws and Legal Requirements relating to automatic dialing and use of communications technology, and (M) the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003) and similar state laws, and (N) federal information blocking provisions set forth in 42 U.S.C. 300jj-52 and related regulations).

“Deadline” has the meaning set forth in Section 11.11.

“Debt” of any Person means, without duplication: (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of: (A) indebtedness of such Person for money borrowed (including any current portion thereof); and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred or unpaid purchase price of property or assets or other title retention agreements or securities or services, including all Tax-related payments, “earn-out” payments, “seller notes”, post-closing true-up obligations and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation (but excluding trade accounts payable, inventory purchases, and other accrued current Liabilities arising in the ordinary course of business to the extent included in Closing Net Working Capital); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP or leases classified as capital or finance leases in the Financial Statements; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (v) all obligations of such Person under interest rate, currency swap or other hedging transactions (valued at the termination value thereof); (vi) accrued and unpaid dividends or distributions; (vii) any pre-Closing income Tax Liabilities; (viii) management fees or other Liabilities or obligations owed to a Seller or its Affiliates (whether payable or accrued, and except to the extent included in the final determination of Closing Net Working Capital); (ix) all obligations of the type referred to in clauses (i) through (viii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (x) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); (xi) accrued vacation or paid-time-off (except to the extent included in Closing Net Working Capital); and (xii) deferred revenue, accrued and unpaid customer rebates, customer deposits and customer overpayments (except to the extent included in Closing Net Working Capital).

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“Effective Time” shall mean 11:59 P.M. Eastern Time, on the calendar day immediately preceding the Closing Date.

“Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditor’s rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

“Environmental Condition” means any condition with respect to the environment on or off the Leased Real Properties or any other location where the Company has conducted their respective businesses, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, Order or Liability to or against the Company or the Purchaser by any third party or Governmental Body.

“Environmental Law” means any Law relating to the protection of human health, safety or the environment including all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Materials, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, whether solid, liquid or gaseous in nature.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business or Person, whether or not incorporated, that, together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Expiration Date” has the meaning set forth in Section 3.2.

“Financial Statements” has the meaning set forth in Section 4.6

“Fundamental Representations” means the representations and warranties contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.3 (Conflicts; Consents of Third Parties), 4.4 (Capitalization), 4.11(b) (Title to Assets), 4.26 (Financial Advisors), 5.1 (Authorization of Agreement), 5.3 (Ownership and Transfer of Interests) and 5.5 (Financial Advisors).

“GAAP” means generally accepted accounting principles in the United States, as in effect during the applicable time.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, board, commission, instrumentality, authority or other entity or group thereof; or any court or arbitrator (public or private).

“Inbound IP License” has the meaning set forth in Section 4.12(b).

“Indemnification Claim” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnified Party” has the meaning set forth in Section 9.5(a).

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“Intellectual Property” means all intellectual property rights in respect of the following: (i) patents and applications therefor, including continuations, divisionals, continuations-in-part or reissues of patent applications and patents issuing thereon, docketed inventions, (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, domain names, corporate names and all IP addresses and URL/Internet domain names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights; and (iv) Software and Technology.

“Interim Financial Statements” has the meaning set forth in Section 4.6.

“IRS” means the Internal Revenue Service.

“Knowledge” means the knowledge of a particular fact or other matter that a Person will be deemed to have if: (i) that Person is actually aware of that fact or matter; or (ii) a reasonable Person could be expected to become aware of that fact or matter in the ordinary course of performing his or her relevant duties. The words “know,” “knowing” and “known” shall be construed accordingly. In the case of the Company or the Seller, “Knowledge” means the actual knowledge of: Chris Leyva.

“Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Legal Proceeding” means any judicial, administrative or arbitral actions, audits, claims, complaints, notices of violation, citations, notices of potential responsible party liability, grievances, suits, litigation, arbitration, investigations, suits, inquiries, hearings or proceedings (public or private), in each case, whether civil, criminal or administrative, by or before, or otherwise involving, a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Listed Intellectual Property” has the meaning set forth in Section 4.12(a).

“Losses” means losses, liabilities, obligations and damages (but specifically excluding punitive damages (except to the extent awarded to any third party)) and any and all assessments, judgments, costs, penalties and expenses, including defense costs, e-discovery costs, amounts paid in settlement and reasonable out-of-pocket attorneys’ and other professionals’ fees and disbursements incident to any and all Losses with respect to which indemnification is provided hereunder, including costs of enforcing rights to indemnification provided herein and expenses of Legal Proceedings.

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“Material Adverse Effect” means any change, effect, event, occurrence or development that, individually or in the aggregate, (i) has, or would reasonably be expected to have, a materially adverse effect to the business, financial condition or operations of the Company, taken as a whole, or (ii) would reasonably be expected to delay, prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; provided that none of the following shall be taken into account in determining whether there is a Material Adverse Effect: any adverse effect, change, event, or development arising from or relating to: (a) general business, industry or economic conditions, (b) local, regional, national or international political conditions, including the engagement (whether new or continuing) by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, any natural or man-made disaster or acts of God, (c) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) any failure of the Company to meet any projections or forecasts (provided that this clause (d) shall not prevent a determination that any effect, change, event, or development underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (provided further that any such effect, change, event, or development is not otherwise excluded from determining whether there is a Material Adverse Effect)), (e) changes in GAAP, (f) changes in Laws, (g) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic (including COVID-19), weather condition, explosion or fire or other force majeure event, whether or not caused by any Person (so long as, with respect to this clause (g) the Person claiming such force majeure event took all reasonable steps to mitigate such event); provided further that any change, effect, event, occurrence, or development referred to in clauses (a), (b), (c), (e), or (f) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, or development has a disproportionate effect on the Company compared to other participants in the same industry in which the Company operates.

“Material Contracts” has the meaning set forth in Section 4.13.

“Notice of Objection” has the meaning set forth in Section Error! Reference source not found.(c).

“Open Source Software” means all software, documentation or other material that (i) is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including any license described by the Open Source Initiative as set forth on www.opensource.org or pursuant to open source, copyleft or similar licensing and distribution models or (ii) requires as a condition of use, modification and/or distribution of such software, documentation or other material that such item, or Software incorporated into, derived from or distributed with such item, be disclosed or distributed in source code form, be licensed for the purpose of making derivative works or be redistributable at no or minimal charge.

“Order” means any order, injunction, judgment, decree, consent decree, ruling, writ, assessment or award of a Governmental Body.

“Organizational Documents” means, as applicable, the certificate or articles of incorporation, certificate or articles of formation or organization, as applicable, and bylaws, shareholder agreements, operating agreements, partnership agreements and any similar governing or constitutive documents or agreements of any Person, each as currently in effect.

“Outbound IP License” has the meaning set forth in Section 4.12(c).

“Parties” has the meaning set forth in the Preamble.

“Payoff Amount” means the amount of outstanding principal, accrued and unpaid interest and any pre-payment penalties, break-fees or other fees owing under any Debt of the Company as of the Closing (assuming full repayment and termination of such Debt at the Closing).

“Payoff Letters” has the meaning set forth in Section 3.4(vii).

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“Permits” means any approvals, authorizations, Consents, licenses, permits or certificates of, or registrations with, a Governmental Body necessary for the ownership or operation of the assets of the Company, or the conduct of the Business as currently conducted.

“Permitted Exceptions” means: (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without penalty or that are being contested in good faith and for which adequate reserves have been established on the Reference Balance Sheet in accordance with GAAP, (b) statutory or contractual Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the ordinary course of business for sums not yet payable, (c) Liens, easements, covenants, conditions, restrictions, encroachments and other similar matters or record which would be disclosed by title policies, title surveys or other documents or writings recorded in the public records and do not materially interfere with the present use of the properties they affect, (d) Liens that will be released in full prior to or as of the Closing, and (e) zoning, building and other land use laws imposed by any Governmental Body having jurisdiction over such parcel that are not violated by existing structures or the ordinary conduct of the business of the Company.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual) or non-personally identifying, including aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device.

“Purchased Interests” has the meaning set forth in the Recitals.

“Pre-Closing Claim” means an incident or set of facts occurring prior to Closing that results in a Loss of the type typically covered by “occurrence-based” insurance policies.

“Pre-Closing Periods” means all taxable years or other taxable periods ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Prohibited Territory” means each State within the United States of America.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Documents” has the meaning set forth in Section 6.2.

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2(a).

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“Purchaser Tax Returns” has the meaning set forth in Section 7.6(a).

“Real Property Lease” has the meaning set forth in Section 4.10.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment.

“Restricted Business” has the meaning set forth in Section 10.2.

“Restricted Cash” means any restricted or trapped cash (including all cash posted to support letters of credit, performance bonds or other similar obligations), deposits with third parties, or any other cash or cash equivalents which is not freely usable by the Purchaser because it is subject to restrictions, limitations or taxes on use or distribution by law, contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction.

“Securities Act” has the meaning set forth in Section 4.4.

“Security Incident” means the actual unauthorized processing, loss, use, disclosure, alteration, destruction or other compromise or acquisition of or access to any Personal Data or actual intrusion by an unauthorized third party into the Company’s computers, networks, or servers.

“Seller Counsel” has the meaning set forth in Section 11.14.

“Seller Indemnified Parties” has the meaning set forth in Section 9.3(a).

“Seller Document” has the meaning set forth in Section 5.1.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees (or similar Person) thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other Person (other than a corporation), a majority of the partnership interests, limited liability interests, or other comparable ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tangible Assets” means all machinery, office equipment, furniture, fixtures, trade fixtures, vehicles, rolling stock, molds, tools and other tangible assets (other than inventory or real estate).

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“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, levies or other assessments in the nature of taxes, including all of the following types of taxes: income, capital gains, sales, use, transfer, franchise, profits, gross receipts, windfall profits, capital stock, license, withholding, payroll, excise, severance, stamp, healthcare or health insurance, employment, unemployment, social security, insurance, premiums, unclaimed property or escheat, inventory, environmental, minimum or alternative minimum, occupation, real or personal property, or other taxes, customs, duties, fees, assessments and charges of any kind whatsoever in the nature of taxes; and (ii) all estimated taxes, deficiency assessments, interest, penalties, fines, or additions to tax, resulting from or attributed to any item described in clause (i) whether or not disputed, and (iii) any Liability with respect to any items described in clauses (i) or (ii) payable by reason of Contract, assumption, successor or transferee liability (under a theory of de facto merger, by statute or otherwise), obligation to indemnify, operation of law, or otherwise.

“Tax Claim” has the meaning set forth in Section 7.6(c).

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Tax Statement” has the meaning set forth in Section 7.6(a).

“Taxing Authority” means the IRS and any other Governmental Body or Person in any way responsible for the imposition, collection or administration of any Tax, or for any other matters directly relating to Taxes.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, engineering, product specifications, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Treasury Regulations” means the regulations promulgated under the Code, or corresponding future regulations.

“Transfer” has the meaning set forth in Section 2.3(d).

[End]

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